Exhibit 99.1

IA GLOBAL ANNOUNCES CLOSING OF JOHNNY CO LTD ACQUISITION

SAN FRANCISCO, CA. June 7, 2010/Business Wire

IA Global, Inc. (OTCQB: IAGI.OB) (the “Company”) announced the closing of the 60% acquisition of Johnny Co Ltd. (“Johnny”), from Hynox Corporation (“Seller”), a Japanese corporation.

Johnny engages in the distribution and sales of new video gaming hardware such as the Sony PlayStation 3, PSP, Nintendo DS, Wii and XBox 360 along with associated gaming software. Johnny is also engaged in buying used hardware and software and selling refurbished hardware and secondhand software.

Johnny runs 7 direct management stores and 3 franchise stores in the Iwate, Akita and Aomori prefectures in Northern Japan. Mr. Jun Sugiura, founder and CEO, will retain 40% ownership of the Johnny Co Ltd. Their website is http:// www.fc-johnny.jp and the mobile website is http://www.fc-johnny.jp/mobile.

During the FY ended August 31, 2009, Johnny reported revenues of approximately $6.2 million and net income of approximately $100,000. During the FY ended August 31, 2010, Johnny expects to report revenues of approximately $9.6 million and net income of approximately $250,000 in accordance with JGAAP. The 60% share of Johnny was acquired for 14,000,000 shares of IAGI common stock valued at $.013 or approximately $178,000.

“We’re very pleased to be able to acquire a majority position in a company with a proven track record and the potential for significant growth in the video gaming industry. This acquisition, along with the acquisition of Car Planner Co Ltd that closed on May 20, 2010, is expected to increase our annual revenues by approximately $11 million, while providing a solid foundation for future revenue growth.” stated Brian Hoekstra, CEO of IA Global, Inc.”

About IA Global, Inc.

IA Global, Inc. is a global services and outsourcing company focused on growing existing businesses and expansion through mergers and acquisitions in the Pacific Rim region.  The Company utilizes its current partnerships to acquire growth businesses in its target sectors and markets at discounted prices.  The Company is also actively engaging businesses that would benefit from its business and marketing expertise, knowledge of Asian Markets, and technology infrastructure.

For further information, contact:
Investor Relations
IA Global, Inc.
101 California Street, Suite 2450
San Francisco, CA 94111
415-946-8828 (t)
415-946-8801 (f)
ir@iaglobalinc.com
www.iaglobalinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects.  Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of IA Global.  Specifically, we are exposed to various risks related to legal claims, our need for additional financing and our Ascendiant line of credit, our level of indebtedness, declining economic conditions, our controlling shareholder groups, the sale of significant numbers of our shares and volatility in the market price of our common stock.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.